SCHEDULE 14A INFORMATION

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SunGard Data Systems Inc.

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THIS FILING CONSISTS OF A TRANSCRIPT OF THE COMPANY’S CONFERENCE CALL WITH CUSTOMERS.

SunGard Customer Conference Call Commentary

March 30–April 6, 2005

Cris Conde, president and chief executive officer:

Thank you for joining me on the call today.

On Monday morning we announced that SunGard is to be acquired by a consortium of private equity investors, and since then I’ve spoken to many customers. Without exception they’ve congratulated me on the deal, but have had questions about how it will affect them individually. Once I have explained a bit more about the deal they’ve been very reassured. Since the questions are mostly very similar I thought it would be a good idea to hold a series of conference calls to share our answers with as many of our customers as possible. So I’m very pleased to have the opportunity to explain the deal to you in more detail. Let me run through the top ten typical questions we are receiving.

But first of all I’d like to give you some background to the deal.

We didn’t set out to break any records even though this is the biggest LBO in the technology sector and, as far as we know, the biggest equity check ever written by a consortium of private equity investors, and for that matter, the biggest consortium ever to come together to do an LBO.

We were well along with our plans to spin off our Availability Services business when our bankers CSFB received a call from Silver Lake proposing an acquisition of the company, which our board considered and authorized its advisors and management to pursue. After weeks of discussions with Silver Lake, our board of directors on Sunday voted to approve the merger agreement and recommend to SunGard stockholders that they adopt the agreement. We expect the transaction to be completed in the third quarter.

Let’s go to the first question.

Question 1. Will the new investors break up the company?

We believe our new investors do not plan to break up the company. Silver Lake and the other members of the consortium typically hold on to the companies they acquire for between four and seven years. In addition, as it relates to SunGard—and this is very significant—there are tax impediments to any short or medium-term spin-off. Our view is that the new investors have a clear buy and hold strategy. In fact, I’ve found it refreshing to talk to investors who have the same long term horizon that we do.

Question 2. Will there be lay-offs?

Frankly, if we had wanted to do lay-offs we could have done them as a public company; we didn’t need to go private to do that. The transaction is all about maximizing the potential of SunGard. It’s not about restructuring or reducing service levels.

Question 3. Will you continue with your M&A program? Will the debt load and private company status affect our ability to invest in the business?

We have negotiated with our new investors and lenders for us to have sufficient headroom under our new financing arrangements to continue with our M&A program as well as our product development programs. In the past, most of our acquisitions have been for cash, and so the fact that we will no longer be a public company should not impede our acquisition program.

Question 4. Will there be any changes in strategic direction?

Not at all. SunGard will remain as a single operational company comprising three segments: Availability Services; Financial Systems; and Higher Education and Public Sector Systems.

The new investors have bought into our business model. They want us to continue to do what we have been doing, but do it better and faster. Our Software & Processing business will bring greater focus to deepening customer relationships and aggressively pursuing product development and integration. Our Availability Services business will continue its transformation from a disaster recovery provider to a full-service information availability company.

Question 5. Will you be changing the name of the Software & Processing business as was previously discussed?

No, we’re keeping the SunGard name.

Question 6. What are the advantages to being a privately-held company?

When you run a public company you have to make trade-offs between short-term profits and long-term investments. Going forward, we will still have to make tradeoffs, but we will have much greater flexibility and put more emphasis on the long term. And I know our customers favor that.

Question 7. What is happening to management?

The senior management team will remain in place and I will continue as CEO. In addition, the senior management team is co-investing with the private equity investors in the new company. By investing at $36 a share we are demonstrating by our actions our commitment and belief in the future of the company.

Question 8. Why does the buyout make more sense than the spin-off?

The spin-off was better than the status quo, but we believe this option is better yet. Institutional investors tend to specialize in investing in certain sectors. It’s difficult to get them to invest in one company spanning two sectors, such as financial technology and general IT services, so the spin-off was designed to overcome that problem.

Question 9. What will happen to the changes instigated in advance of the spin-off?

We will continue to do the things that we started doing in connection with the spin-off where they make sense. What we won’t be doing is doubling up on the expenses necessary to operate as two separate public companies. What our new investors want us to do is for us to get on with our existing strategy and implement it going forward.

Question 10. How have other customers reacted?

Some of our biggest customers are providing financing to the investors acquiring the company, and so have known about this deal for some time. I’ve spoken with many of them and they are very enthusiastic about it.

I firmly believe that SunGard will benefit from the leadership and experience of the private equity investors, who will take active roles on our Board of Directors. Our new investors have deep experience of technology and services, and our business will benefit from their suggestions.

Our future partners believe, as we all do, that SunGard has excellent prospects for future growth.

I’d like to thank you for joining us today. If you’d like to follow up, please contact your account manager to set up a phone call with one of our senior executives or with myself.

I’d like to thank you for your business and continued support, and for joining me today.

Good-bye.

About the Transaction

In connection with the proposed merger, SunGard will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available)

and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.